Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 23, 2018 with respect to the consolidated financial statements and internal control over financial reporting of FCB Financial Holdings, Inc. included in this Current Report of Synovus Financial Corp on Form 8-K filed on January 2, 2019.  We consent to the incorporation by reference of the said reports in the Registration Statements of Synovus Financial Corp on Forms S-3 (File No. 333‑212916 and File No. 333-219862) and Forms S-8 (File No. 333‑143035, File No. 333‑187464, File No. 333‑187465, and File No. 333‑188254).

/s/ GRANT THORNTON LLP
Fort Lauderdale, Florida
January 2, 2019